EXHIBIT 21

SUBSIDIARIES OF THE COMPANY (1)

Name	Jurisdiction of Incorporation
Alphasem Asia Limited	Hong Kong
Assembléon B.V.	The Netherlands
K&S Worldwide, Inc.	Delaware
Kulicke & Soffa (Asia) Limited	Hong Kong
Kulicke & Soffa (Hong Kong) Limited	Hong Kong
Kulicke & Soffa (Israel) Limited	Israel
Kulicke & Soffa (S.E.A.) Pte. Ltd.	Singapore
Kulicke & Soffa (Suzhou) Limited	China
Kulicke and Soffa (Switzerland) Management GmbH	Switzerland
Kulicke & Soffa Foreign Investments, LLC	US
Kulicke & Soffa Global Holdings Corporation	Labuan, Malaysia
Kulicke & Soffa Global Investments, Inc.	US
Kulicke & Soffa Holding Company Pte. Ltd.	Singapore
Kulicke & Soffa Holdings B.V.	The Netherlands
Kulicke & Soffa Liteq B.V.	The Netherlands
Kulicke & Soffa Luxembourg Investment Holdings S.à r.L	Luxembourg
Kulicke and Soffa Luxembourg S.à r.L	Luxembourg
Kulicke & Soffa Netherlands B.V.	The Netherlands
Kulicke & Soffa Netherlands Investment Holdings B.V.	The Netherlands
Kulicke & Soffa Pte. Ltd.	Singapore
Kulicke and Soffa Funding Company	Ireland
Kulicke & Soffa Holland Holdings B.V.	The Netherlands
Micro-Swiss Limited	Israel
Orthodyne Electronics Corporation	US

(1)	Certain subsidiaries are omitted; however, such subsidiaries, even if combined into one subsidiary, would not constitute a “significant subsidiary” within the meaning of Regulation S-X.